Exhibit (g)(12)




SCHRECK MORRIS
STEVE MORRIS
KRISTINA PICKERING
300 S. Fourth Street, #1200
Las Vegas, Nevada  89101
(702) 474-9400

WACHTELL, LIPTON, ROSEN & KATZ
BERNARD W. NUSSBAUM
ERIC M. ROTH
MARC WOLINSKY
MEIR FEDER
SCOTT L. BLACK
ALEXANDER SHAKNES
51 West 52nd Street
New York, New York  10019
(212) 403-1000

Attorneys for Plaintiffs,
HILTON HOTELS CORPORATION and HLT CORPORATION

                          UNITED STATES DISTRICT COURT

                               DISTRICT OF NEVADA

HILTON HOTELS CORPORATION and     )
HLT CORPORATION,                  )
                                  )
             Plaintiffs,          )
                                  )
                  -vs-            )
ITT CORPORATION,                  )     CV-S-97-00095-PMP (RLH)
                                  )
             Defendant.           )     MOTION FOR PRELIMINARY
                                  )     INJUNCTION REQUIRING
________________________________  )     ITT TO CONDUCT ITS ANNUAL
                                  )     MEETING IN MAY 1997
ITT CORPORATION,                  )
                                  )     MEMORANDUM OF POINTS AND
             Defendant and        )     AUTHORITIES IN SUPPORT OF
             Counterclaimant,     )     MOTION
                                  )
                                  )
                  -vs-            )     AFFIDAVIT OF DANIEL H. BURCH
                                  )     AND EXHIBITS THERETO
                                  )
HILTON HOTELS CORPORATION and     )
HLT CORPORATION,                  )     [ORAL ARGUMENT REQUESTED]
                                  )
              Plaintiffs and      )
              Counterdefendants.  )
                                  )
________________________________  )

                       MOTION FOR PRELIMINARY INJUNCTION

     Pursuant to Rule 65 of the Federal Rules of Civil Procedure, plaintiffs

Hilton Hotels Corporation ("Hilton") and HLT Corporation ("HLT") hereby move this Court for an order preliminarily requiring defendant ITT Corporation

("ITT") to conduct its 1997 annual meeting for the election of directors in May in accordance with the requirements of Sections 1.2 and 1.3 of the ITT by-laws and principles of common law that prohibit an incumbent board from manipulating the corporate machinery to extend its term of office.

     This motion is based upon the accompanying Memorandum of Points and

Authorities, the Affidavit of Daniel H. Burch and the Exhibits thereto,

matters of which the Court may take judicial notice, including the Court's own file in this matter, and arguments and other evidence that may be presented prior to the decision on this Motion.

          RESPECTFULLY SUBMITTED this 26th day of February, 1997.


                         By:  /s/ Steve Morris
                            ___________________________
                            STEVE MORRIS, ESQ.
                            KRISTINA PICKERING, ESQ.
                            300 S. Fourth Street, #1200
                            Las Vegas, Nevada  89101

                            BERNARD W. NUSSBAUM
                            ERIC M. ROTH
                            MARC WOLINSKY
                            MEIR FEDER
                            SCOTT L. BLACK
                            ALEXANDER SHAKNES
                            WACHTELL, LIPTON, ROSEN & KATZ
                            51 West 52nd Street
                            New York, New York  10019

                            Attorneys for Plaintiffs,
                            HILTON HOTELS CORPORATION
                            and HLT CORPORATION

                      MEMORANDUM OF POINTS AND AUTHORITIES

I.  INTRODUCTION

     For each of the last 20 years, ITT and its predecessor

have conducted their annual meeting and election of directors in mid-May.  This year, however, ITT is threatening to delay the election.  The reason is that this year, the incumbent board is faced with the prospect of being voted out of office by

shareholders who disagree with the directors' decision to reject

Hilton's premium offer for ITT shares.  This is not a lawful justification for failing to hold an annual meeting on a timely basis.

     Section 1.2 of ITT's by-laws requires that ITT conduct

an "annual" meeting for the election of directors and the

transaction of any other proper business.  Section 1.3 of the by-

laws provides that the directors' term of office is one "year."

Case law confirms that the by-laws mean what they say:  ITT must hold an annual meeting for the election of directors and any other proper business once every twelve months.  Common law prin-

ciples governing the directors' exercise of their fiduciary duty also confirm that the incumbent ITT board cannot unilaterally extend its term of office by refusing to call an annual meeting.

     If the incumbent ITT directors believe that the

shareholders would be best served by their remaining in office,

then they should make their case to the shareholders.  The de-

cision as to who should guide ITT in the coming year, however, is for the shareholders to make, not the incumbent board.

 II. STATEMENT OF FACTS

     Hilton announced its $55 per share offer for ITT on

January 27, 1997.  ITT formally rejected the offer on February

12, and has repeatedly refused Hilton's requests that the parties meet to discuss the offer.  Instead, ITT has abandoned its

previous corporate strategy of combining diverse hotel and gam-

ing, education, entertainment and other businesses and embarked on a plan of "monetization" of all assets other than its "core"

hotel and casino operations.  As part of this shift in strategy,

ITT sold approximately one-half of its stake in Alcatel Alstholm for approximately $300 million, and has undertaken an effort to sell its interests in Madison Square Garden, WBIS+, ITT

Educational Services and ITT World Directories.  According to

press reports, ITT expects to sell more than $3 billion worth of assets.  The ITT board has made clear, however, that it is not pursuing a sale of Sheraton hotels and Caesars gaming, and that it is committed to remaining independent --that is, it is

committed to have its incumbent board of directors continue to run the company.  Burch Aff. Paragraph 7; Exs. I-K.

     In the face of ITT's opposition, Hilton has determined

to take its case directly to the owners of the corporation:  its fellow shareholders.  On February 11, in accordance with the requirements of ITT by-law Section 2.2, Hilton submitted a notice of intention to nominate directors at ITT's annual meeting and a notice that it intends to present a resolution urging the ITT board to arrange a sale of the company to Hilton or any higher bidder.  The Hilton slate is committed to remove obstacles to the consummation of Hilton's proposed tender offer and merger. Hilton has also filed preliminary proxy materials with the SEC so that it will be able to solicit proxies for ITT's annual meeting.

Id. Exs. A, C.

     ITT held last year's annual meeting on May 14, 1996.

This was in keeping with a practice -- begun by ITT's corporate predecessor at least 20 years ago -- of holding its annual

meetings in May.  It appears, however, that the incumbent ITT board intends to delay the annual meeting and thereby perpetuate itself in office.  ITT has failed to take the routine steps that would ordinarily have been taken by this time of year to go

forward with a May meeting and has entered into a fee agreement with its financial advisors that expressly contemplates that the annual meeting may not go forward before September 30, 1997.  The objective apparently is to turn the takeover battle into a

"marathon, giving the company the time to complete the [asset]

sales" that ITT has undertaken as part of its strategy to remain independent.  Burch Aff. Paragraphs 4-8, Exs. G-L.

                                    ARGUMENT

III.  ITT'S BY-LAWS REQUIRE THAT THE 1997 ANNUAL MEETING GO
      FORWARD IN MID-MAY

     It is well-established that by-laws are contracts

between the corporation and its shareholders, and that share-

holders can sue to enforce their contractual rights under the by-

laws.  See, e.g., ER Holdings, Inc. v. Norton Co., 735 F. Supp.

1094, 1097 (D. Mass. 1990) ("The corporate by-laws constitute a contract between the corporation's owners -- the shareholders --

and its managers, the Board."); Centaur Partners, IV v. National

Intergroup, Inc., 582 A.2d 923, 928 (Del. 1990) ("Corporate

charters and by-laws are contracts among the shareholders of a corporation and the general
rules of contract interpretation are held to apply.").  See also Rotary Club of

Chicago v. Harry F. Shea & Co., 458 N.E.2d 1002, 1009 (Ill. App. Ct. 1983);

Delmarmo Assocs. v. New Jersey Eng'g & Supply Co., 424 A.2d 847, 848 (N.J.

Super. Ct. App. Div. 1980).

     Building on this authority, courts have ordered di-

rectors to abide by the terms of by-laws that require the cor-

poration to hold an annual meeting for the election of directors.

See, e.g., ER Holdings, 735 F. Supp. at 1103; Silver v. Farrell,

450 N.Y.S.2d 938, 942 (N.Y. Sup. Ct. 1982); Albert E. Touchet,

Inc. v. Touchet, 163 N.E. 184, 188 (Mass. 1928).  Cf. Holly Sugar

Corp. v. Buchsbaum, [1981-82 Transfer Binder] Fed. Sec. L. Rep.

Paragraph 98,366 (D. Colo. Oct. 28, 1981) (ordering board to reconvene annual meeting where previous meeting did not comply with by-law quorum requirements).1

     ITT's threatened postponement of its meeting violates

its by-laws.  By-law Section 1.2 provides:  "An annual meeting of stockholders shall be held at such place (within or outside the

State of Nevada), date and hour as shall be determined by the

Board and designated in the notice thereof."  (Emphasis added.)

Section 1.3 adds:  "At each annual meeting, the stockholders shall elect
--------

     1    See also Nevada ex rel. Flagg v. Board of Trustees, 4
Nev. 400, 406 (1868) (ordering board to hold meeting pursuant to statutory requirement); Tullos v. Parks, 915 F.2d 1192, 1194 (8th Cir. 1990) (issuing mandatory injunction ordering election and annual meeting); Danaher Corp. v. Chicago Pneumatic Tool Co.,
Nos. 86 Civ. 3499 (PNL), 86 Civ. 3638 (PNL), 1986 WL 7001, at *13
(S.D.N.Y. June 19, 1986) ("The law is clear that when a board of directors has improperly postponed or manipulated the timing of the shareholders annual meeting, courts have the authority to compel the board to promptly hold such a meeting."); Studebaker Corp. v. Allied Prods. Corp., 256 F. Supp. 173, 192 (W.D. Mich.
1966); Silverman v. Gibert, 185 So. 2d 373, 376 (La. Ct. App.
1966); Penn-Texas Corp. v. Niles-Bement-Pond Co., 112 A.2d 302,
307 (N.J. Super. Ct. Ch. Div. 1955); 55 C.J.S. Mandamus Section 221
(1948).

the members of the Board for the succeeding year."

(Emphasis added.)  Section 1.3 also permits the conduct of any other proper business at the annual meeting.

     Furthermore, Sections 1.3(b) and 2.2 contemplate that

ITT will conduct its annual meeting at the same time each year by requiring shareholders to submit director nominations and

proposed resolutions to the corporation "not later than 90 days in advance of the anniversary date of the immediately preceding annual meeting."  (Emphasis added.)  Requiring that new business and director nominations be proposed 90 days before the

anniversary date of the prior year's meeting reflects the un-

derstanding that each year's meeting will be held on or about that anniversary date.

     Controlling Nevada authority confirms the common sense

proposition that "annual" means "yearly," that a "year" means

"twelve months," and that a by-law that requires an "annual

meeting" every "year" means just that.  In Nevada ex rel. Curtis

v. McCullough, 3 Nev. 202 (1867), a board of trustees purported to extend their term of office to 15 months by amending a by-law requiring that annual meetings be held in July to provide that annual meetings be held in October.  Holding that this purported amendment was "utterly unauthorized and void," 3 Nev. at 227, the

Nevada Supreme Court explained:

               The law requires an annual election of Trustees.
          Annual, from the Latin annus, usually means yearly, or every twelve months.

               Wherever used in contracts, it is construed to
          mean every twelve calendar months. Annual interest is
          interest payable every twelve months. Annual rent is
          construed in the same way....

               [T]o amend the by-laws so as to deprive the
          stockholders of that control or
          supervision over the affairs of the corporation which the right to elect their officers annually gives them, or to interfere with that right in any way, would certainly seem to be incompatible with the relations existing between the Trustees and stockholders. It is like an agent taking advantage of his position to deprive his principal of the power of removing him....
          How can it be said the Trustees acted within the legitimate scope of their authority when they assumed the power of continuing themselves in office three months beyond the term fixed by the stockholders? ...

               We announce, as a general principle, that no elective officer should be allowed to do any act which will prevent the election of his successor at the time and in the manner fixed by law, or by the persons having the power or right of election; or to do any act which will continue him in office beyond the time for which he was elected. 3 Nev. at 224-27 (italics in original; emphasis added).

     The fact that Section 1.2 gives the ITT Board the authority to set the precise date and time of the annual meeting does not change the analysis. As the Nevada Supreme Court held in Nevada ex rel. Flagg v. Board of Trustees, 4 Nev. 400, 406 (1868), board discretion to determine the "time and place" of the corporation's

"annual election" does not license the directors to materially extend their term in office.  The only function of a statutory pro-

vision providing such discretion, the Court explained, is that the term "might expire on the Sabbath or some holiday upon which the election could not well be held -- hence it becomes necessary to designate some day, and the time of day when it shall be

held....  [T]his is the extent of the authority given them" by the "time and place" provision.2

--------

     2    McCullough also recognizes that an "annual" meeting
could not always occur exactly 365 days after the previous meeting, but that only immaterial divergences were permitted:
"It would perhaps be impossible to fix a period which would always recur within

     Nor can ITT legitimately argue that the statutory remedy

provided by NRS 78.345 limits Hilton's right to require ITT to comply with its by-laws.3  NRS 78.345 by its terms addresses annual meetings "required by NRS 78.330" -- it says nothing about meetings that are mandated by a by-law provision.  Moreover, both the courts of Nevada and the courts of other jurisdictions with similar provisions have held that the statutory remedy is not exclusive.

See Double O Mining Co. v. Simrak, 61 Nev. 431, 439, 132 P.2d 605

(1942) (Section 1634 of the Nevada Compiled Laws, the predecessor statute to NRS 78.345, created a "new right," distinct from the right of shareholders in equity, to petition a court to compel a meeting); Ocilla Indus. v. Katz, 677 F. Supp. 1291, 1301 (E.D.N.Y.

1987) ("Although Section 603 provides a remedy for shareholders when directors fail to call annual or special meetings within the contemplated time, this is not exclusive," particularly where statutory remedy would result in meeting being held 16 months after previous year's annual meeting).  Cf. Danaher Corp. v. Chicago

Pneumatic Tool Co., Nos. 86 Civ. 3499 (PNL), 86 Civ. 3638 (PNL),

1986 WL 7001, at *7 (S.D.N.Y. June 19, 1986) (statutory provision

----------
twelve months exactly, and upon which an election might
be held, because the calendar day may be the Christian Sabbath, and a given day in the week in any month would not always agree precisely with the solar year....  However, to extend the term of office to fifteen months ... would seem to be irregular." 3 Nev. at 225.

     3    Nevada Revised Statutes 78.345 provides in relevant part:

               If any corporation fails to elect directors within 18 months after the last election of directors required by NRS 78.330, the district court has jurisdiction in equity, upon application of any one or more stockholders holding stock entitling them to exercise at least 15 percent of the voting power, to order the election of directors in the manner required by NRS 78.330.

allowing the holders of 10% of the stock to apply to a court for an order compelling a meeting does not replace the "alternative"

mechanism of allowing the shareholders to act by written consent).

     Whatever the effect of NRS 78.345 on a claim that a Nevada corporation has a statutory obligation to conduct an annual meeting every twelve months, the statute does not relieve ITT of its contractual obligation under its by-laws to hold an annual meeting on a timely basis.  See Silver v. Farrell, 450 N.Y.S.2d 938, 940-41

(N.Y. Sup. Ct. 1982) (statutory provision entitling 10% of

shareholders to call special meeting is not exclusive remedy where directors fail to call annual meeting as required by the by-laws);

Ocilla Indus. v. Katz, 677 F. Supp. at 1301 (same).

     Any effort by the incumbents to postpone ITT's "annual"

meeting and to extend their own one-year term would violate the contract that ITT's by-laws create with its shareholders.  ITT's shareholders have a right to hold their annual meeting, elect new directors and vote on Hilton's proposed resolution in May 1997.

IV.      ANY ATTEMPT BY THE ITT BOARD TO DELAY THE MAY 1997
               ANNUAL MEETING WOULD BE AN UNLAWFUL MANIPULATION
               OF THE CORPORATE MACHINERY

     Even apart from being a violation of ITT's by-laws, the

incumbent board's threatened postponement of ITT's annual meeting would constitute a breach of fiduciary duty.  As this Court made clear in Shoen v. Amerco, 885 F. Supp. 1332, 1340 (D. Nev. 1994),

modified on other grounds, No. CV-N-94-0475-ECR, 1996 WL 904199 (D.

Nev. Oct. 24, 1994), vacated by stipulation, (D. Nev. Feb. 9,

1995), the business judgment rule does not protect the actions of directors of a Nevada corporation when they seek to manipulate the timing of a shareholders' meeting:

               [O]ne of the justifications for the business
               judgment rule's [protections] is that unhappy shareholders can always vote the directors out of office. . . . Put another way, "the ordinary
               considerations to which the business judgment rule originally responded are simply not present in the shareholder voting context," because when a board interferes with shareholder voting it interferes with the very "allocation, between shareholders as a class and the board, of effective power with respect to governance of the corporation." 885 F. Supp. at 1340-41 (citations omitted).

     As a consequence, the courts have uniformly held that

incumbent directors may not postpone or advance a shareholder meeting in order to avoid an electoral defeat.  In Shoen, for example, this Court, applying Nevada law, held that it was "very clearly" a breach of fiduciary duties for a shareholder "meeting

[to be] advanced for the purpose of interfering with free and fair voting by the shareholders, by incumbent managers afraid that they would lose an election."  885 F. Supp. at 1344.4

     Neither Shoen nor Nevada law stands alone in enforcing

this fundamental principle of corporate law.  Federal courts applying the laws of other states have consistently subjected board action implicating the shareholder franchise to strict scrutiny.  In Danaher Corp. v. Chicago Pneumatic Tool Co., No. 86

Civ. 3499, 3638 (PNL), 1986 WL 7001 (S.D.N.Y. June 19, 1986),

twelve days after a hostile tender offer resulted in the bidder acquiring 67% of the target company's outstanding stock, the incumbent board

--------

     4    While ITT can be expected to argue that the 1991 amend-
ments to the Nevada General Corporation Law empower its board to delay the annual meeting to protect the corporation from Hilton's tender offer, the legislative history of those amendments completely undercuts any such assertion. See Reply Memorandum of Points & Authorities in Support of Plaintiffs' Motion for Preliminary Injunction, filed Feb. 21, 1997, at 10 (shareholder "power to vote out management" is the check on board's power to reject tender offers).

postponed the company's annual stockholders' meeting by a month, and claimed the right to postpone it further. Applying New Jersey law, the court granted preliminary injunctive relief against postponement:

          It has long been established that a board of directors may not manipulate the timing of the shareholders' annual meeting to perpetuate its reign of control. "Special scrutiny" is to be given where directors, bent on entrenchment, allegedly use their powers to restrict the ability of shareholders to replace them. The law is clear that when a board of directors has improperly postponed or manipulated the timing of the shareholders annual meeting, courts have the authority to compel the board to promptly hold such a meeting. Id. at *13 (citations omitted; emphasis added).

     To the same effect is Holly Sugar Corp. v. Buchsbaum,

[1981-82 Transfer Binder] Fed. Sec. L. Rep. Paragraph 98,366 (D. Colo.

Oct. 28, 1991), where the incumbents refused to hold a valid shareholders meeting after one meeting had been conducted without a quorum.  The court issued a preliminary injunction against the directors' unlawful actions:

          The evidence indicates a likelihood that present management has improperly employed the corporate machinery and by-laws to the advantage of incumbent management. . . . The obvious and intended effect of
          these actions has been to deprive Holly shareholders of their valid right to vote in an election of directors in 1981.... Such behavior by fiduciaries is per se
          wrongful. Id. at 92,238 (citations omitted; emphasis added).

     The federal courts have also enjoined board interfer-

ence with the shareholder franchise where, as here, a proxy fight and tender offer have been waged simultaneously.  Thus, in

Norfolk Southern Corp. v. Conrail, Inc., Civ. Action Nos.

96-7167, 96-7350 (E.D. Pa. Dec. 17, 1996) (Exhibit 1 hereto), a case applying

Pennsylvania law, the court entered a preliminary injunction requiring the target of an unsolicited takeover bid to proceed with a special meeting of shareholders. The court held that the board's position that it could refuse to proceed with the meeting if it were not assured of success "effectively disenfranchises" shareholders who opposed management's position, and made

"practically a sham" of the election process. Ex. 1 at 68-69.

     Thus, the federal courts have been consistently vigi-

lant in preventing manipulations of the corporate electoral

process, for "one of the most sacred rights of any shareholder is to participate in corporate democracy."  ER Holdings, Inc. v.

Norton Co., 735 F. Supp. 1094, 1100 (D. Mass. 1990).  Here, the

stockholders are being entirely deprived of their contractual right to participate in a democratic election on an annual basis;

ITT is not only "'interfering with the effectiveness of a

stockholder vote,'" Shoen, 885 F. Supp. at 1341 -- which by

itself would be illegal -- it is taking away the annual vote altogether.

     The Delaware courts have also subjected board efforts

to manipulate meeting dates to special scrutiny.  In the leading

Delaware case of Schnell v. Chris-Craft Indus., 285 A.2d 437

(Del. 1971), the directors advanced, by only one month, an annual meeting date established by the company's by-laws, to gain an advantage in a proxy fight.  The Delaware Supreme Court held that this was squarely a violation of fiduciary duty:

          management has attempted to utilize the corporate machinery and the Delaware Law for the purpose of perpetuating itself in office; and, to that end, for the purpose of obstructing the legitimate efforts of dissident stockholders in the exercise of their rights to undertake a proxy contest against management. These are inequitable purposes, contrary to established principles of corporate democracy. The advancement by directors of the by-law date of a stockholders' meeting, for such purposes, may not be permitted to stand. 285 A.2d at 439.

The Schnell court also rejected the argument that the directors'

inequitable actions could be justified by their technical

compliance with statutory procedures:  "The answer to that con-

tention, of course, is that inequitable action does not become permissible simply because it is legally possible."  Id.

     The Schnell doctrine prohibits board actions postponing

stockholder meetings as well as advancing them.  In Aprahamian v.

HBO & Co., 531 A.2d 1204 (Del. Ch. 1987), an annual stockholders'

meeting that should have been held in April was rescheduled by the directors for late September.  The incumbents argued that their action should be sustained because a special committee of the board thought the postponement necessary to give the board time "to examine alternatives for maximizing stockholder value."

531 A.2d at 1206.  The Delaware Chancery Court held the

directors' actions unlawful:

          The corporate election process, if it is to have any validity, must be conducted with scrupulous fairness and without any advantage being conferred or denied to any candidate or slate of candidates. In the interests of corporate democracy, those in charge of the election machinery must be held to the highest standards in providing for and conducting corporate elections. The business judgment rule therefore does not confer any presumption of propriety on the acts of the directors in postponing the annual meeting. 531 A.2d 1206-07 (emphasis added).

     As for the argument that the incumbent directors should

be allowed to "oversee the transactions necessary to enhance the value of the corporation," the Aprahamian court had this to say:

"Incumbent directors do not have any preemptory right to continue to serve as directors."  531 A.2d at 1207.  The court accordingly granted preliminary injunctive relief against the directors'

actions.

     The Delaware Supreme Court has held that the Schnell

doctrine applies where, as here, an acquiror launches both a tender offer and a proxy fight to remove the board to facilitate the offer.  Analyzing the interaction between Schnell and the related Unocal doctrine (which requires takeover defenses to be

"reasonable in relation to the threat posed," Unocal Corp. v.

Mesa Petroleum Co., 493 A.2d 946, 955 (Del. 1986)), the Supreme

Court stated that:

          A [target] board's unilateral decision to adopt a defensive measure touching "upon issues of control" that purposefully disenfranchises its shareholders is strongly suspect under Unocal, and cannot be sustained without a "compelling justification." Stroud v. Grace, 606 A.2d 75, 92 n.3 (Del. 1992).

     The ITT board cannot meet this burden.  Hilton's tender

offer does not present a "threat" to ITT.  ITT has abandoned its previous corporate strategy and the ITT board itself is presiding over a break-up of the company.  By the time of a May annual meeting, ITT will have had four months to implement its plan.

The only material difference between ITT's plan and Hilton's plan is that, under ITT's plan, an independent ITT remains under the control of incumbent management.  Burch Aff. Paragraphs 7, 8.  Under these circumstances, there can be no "compelling justification"

for depriving ITT's shareholders of the opportunity to decide which management team they would prefer to "oversee the

transactions
necessary to enhance the value of the corporation."

Aprahamian, 531 A.2d at 1207.5

V.   HILTON IS ENTITLED TO AN INJUNCTION REQUIRING ITT
     TO PROCEED WITH THE 1997 ANNUAL MEETING IN MID-MAY

     To prevail on this motion requiring ITT to follow its

normal procedure and conduct its 1997 annual meeting in May,

Hilton must show either:  (1) a likelihood of success on the merits and the possibility of irreparable injury; or (2) the existence of serious questions going to the merits and the bal-

ance of hardships tipping in the movant's favor.  Shoen, 885

F. Supp. at 1338 (quoting MAI Systems Corp. v. Peak Computer,

Inc., 991 F.2d 511, 516-17 (9th Cir. 1993)).6

     As shown above, Hilton has established not only a

likelihood, but certainty of success.  ITT's by-laws and basic principles of corporate law give ITT shareholders the right on an annual basis to select the individuals they want to guide their

--------

     5    ITT may seek to rely on Stahl v. Apple Bancorp, Inc.,
579 A.2d 1115 (Del. Ch. 1990), to justify its failure to call a meeting. The Stahl court refused to compel the board to hold an annual meeting in mid-May at the behest of an offeror that had commenced a tender offer in late March. The court noted that, despite the delay, the meeting would still "go forward at a time consistent with the company's bylaws," 579 A.2d at 1123, and that delay would allow the board to explore "the advisability of pursuing an extraordinary transaction, including the possible sale of the company" in response to the recently-announced tender offer. 579 A.2d at 1117 (emphasis added). Accordingly, the board in Stahl was able to argue that its conduct was authorized by the company's by-laws and that delay would not necessarily have the effect of perpetuating itself in office because the board was considering a sale of the company. Neither of these arguments is available to ITT, which has committed to remain independent.

     6    It is well-established that a federal court sitting in
diversity is able to afford a plaintiff relief under its tradi-tional equity power where the plaintiff is entitled to relief under state law. Stern v. South Chester Tube Co., 390 U.S. 606, 609 (1968).

company and to vote on resolutions that involve matters of

concern to them.  A board cannot delay an annual meeting to

perpetuate itself in office or to deprive the shareholders of their right to express their will.

     Further, "'the denial or frustration of the right of

shareholders to vote their shares or obtain representation on the board of directors amounts to an irreparable injury.'"  Shoen,

885 F. Supp. at 1352 (citations omitted).  Accord AHI Metnall,

L.P. v. J.C. Nichols Co., 891 F. Supp. 1352, 1359 (W.D. Mo. 1995)

("'Courts have consistently found that corporate management

subjects shareholders to irreparable harm by denying them the right to vote their shares or unnecessarily frustrating them in their attempt to obtain representation on the board of

directors'") (quoting International Banknote Co. v. Muller, 713

F. Supp. 612, 623 (S.D.N.Y. 1989)); Beztak Co. v. Bank One

Columbus, N.A., 811 F. Supp. 274, 284 (E.D. Mich. 1992) (loss of stock voting rights constitutes irreparable harm); ER Holdings,

Inc. v. Norton Co., 735 F. Supp. 1094, 1101 (D. Mass. 1990)

(delay in holding annual meeting constitutes irreparable harm).7

--------

     7    See also Aprahamian v. HBO & Co., 531 A.2d 1204, 1208
(Del. Ch. 1987) (postponement of annual meeting constitutes irreparable harm); Danaher, 1986 WL 7001, at *14 ("It is well settled in law that corporate management subjects shareholders to irreparable harm by denying them the right to vote their shares and to exercise their rightful control over the corporation");
Treco, Inc. v. Land of Lincoln Sav. and Loan, 572 F. Supp. 1447,
1450 (N.D. Ill. 1983) ("plaintiffs would be irreparably harmed if a preliminary injunction [requiring the directors to convene a special meeting] were denied because plaintiffs would be unnecessarily frustrated in their attempt to obtain representation on [defendants'] Board of Directors at the October
26, 1983 annual meeting"); Holly Sugar Corp. v. Buchsbaum, [1981-
82 Transfer Binder] Fed. Sec. L. Rep. Paragraph 98,366 (D. Colo. Oct. 28,
1981) ("Defendants will also be irreparably injured by the continued denial of their right to take their case to the Holly shareholders in a proper corporate election").

     Finally, the balance of hardships tips decidedly in

Hilton's favor.  The incumbent directors have no right to per-

petuate themselves in office, and ITT can suffer no injury if the annual meeting proceeds on the timetable that has been followed for each of the last 20 years.  Aprahamian, 531 A.2d at 1208

("The incumbent directors have no vested right to continue to serve as directors and therefore will suffer no harm if they are defeated.").  Delay, however, will infringe on the right of ITT shareholders to determine the future of their company at an

annual meeting.  Delay will also deprive Hilton of its right to make its case to its fellow shareholders at the time prescribed by ITT's by-laws.  See Coalition to Advocate Pub. Util. Respon-

sibilities, Inc. v. Engels, 364 F. Supp. 1202, 1207 (D. Minn.

1973) (granting injunction against board's changes in election process where plaintiffs had expended substantial sums of money and labor "in the expectation that this election would be con-

ducted in the same manner as such elections had been conducted since 1902").

     Any argument that delay is justified because ITT man-

agement has a "better plan" that needs time to be realized cannot be countenanced.  No delay is needed.  ITT management can

present its "better plan" to the shareholders.  ITT can also argue to its shareholders that it needs more time to implement its "better plan."  The shareholders are fully capable of de-

ciding at a May annual meeting whether they want to permit the incumbent board to remain in control of their company, or whether they want to elect a board that will pursue a sale to Hilton.

VI.  CONCLUSION

     For the reasons set forth above, the injunction sought

by Hilton to ensure that ITT proceeds with its annual meeting in

May should be granted.

     RESPECTFULLY SUBMITTED this 26th day of February, 1997.

                    SCHRECK MORRIS

                    By:  /s/ Steve Morris
                       ______________________________
                       STEVE MORRIS
                       KRISTINA PICKERING
                       300 S. Fourth Street, #1200
                       Las Vegas, Nevada  89101

                       BERNARD W. NUSSBAUM
                       ERIC M. ROTH
                       MARC WOLINSKY
                       MEIR FEDER
                       SCOTT L. BLACK
                       ALEXANDER SHAKNES
                       WACHTELL, LIPTON, ROSEN & KATZ
                       51 West 52nd Street
                       New York, New York  10019

                       Attorneys for Plaintiffs,
                       HILTON HOTELS CORPORATION
                       and HLT CORPORATION

                         CERTIFICATE OF SERVICE


          Pursuant to Fed. R. Civ. P. 5(b), I certify that I am an employee of

     SCHRECK MORRIS and that on this day I served a true copy of the enclosed

     MOTION FOR PRELIMINARY INJUNCTION REQUIRING ITT TO CONDUCT ITS ANNUAL

     MEETING IN MAY 1997; MEMORANDUM OF POINTS AND AUTHORITIES IN SUPPORT OF

     MOTION; AFFIDAVIT OF DANIEL H. BURCH AND EXHIBITS THERETO [ORAL ARGUMENT

     REQUESTED] in a sealed envelope:

     VIA HAND DELIVERY:

                         Thomas F. Kummer, Esq.
                         Kummer Kaempfer Bonner & Renshaw
                         7th Floor
                         3800 Howard Hughes Parkway
                         Las Vegas, Nevada  89109

     VIA U.S. MAIL

                         Philip Gelston
                         Cravath, Swaine & Mooore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, NY  10019-7475

               Dated this 26th day of February 1997.

                                /s/ Jeana M. Hart
                              ________________________________
                              Jeana M. Hart